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                                        Exhibit 15

     REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To the Board of Directors and Shareholders of Sysco Corporation:


We have reviewed the consolidated balance sheets of Sysco Corporation (a Delaware corporation) and its consolidated subsidiaries as of March 27, 1999 and March 28, 1998, and the related consolidated results of operations for the thirty-nine week and thirteen week periods then ended and consolidated cash flows for the thirty-nine week periods then ended included in the Company's Quarterly Report on Form 10-Q. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole.
Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principles.


/s/  ARTHUR ANDERSEN LLP


Houston, Texas
May 5, 1999


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